Exhibit 11  Computation of Per Share Earnings

In February, 1997 the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share", which modifies the standards for computing earnings per share. As required, the Company adopted SFAS No. 128 as of December 15, 1997. SFAS No. 128 replaces the presentation of primary and (where applicable) fully diluted earnings per share ("EPS") with basic and (where applicable) diluted EPS.

Basic EPS is equal to net income divided by the weighted average number of shares of common stock outstanding for the period. Diluted EPS recognizes the dilutive effect of common stock equivalents and is equal to net income divided by the sum of the weighted average number of shares of common stock outstanding and common stock equivalents. Consistent with previous standards, SFAS No. 128 prohibits inclusion of the impact of common stock equivalents in the calculation of EPS when inclusion results in antidilution.

For the three months and six months ended September 30, 1998, primary and fully diluted EPS, as previously reported, are equal to basic and diluted EPS respectively.

The computation of earnings per share (in thousands except per share data) follows:



                                 Three Months Ended         Six Months Ended
                                    September 30,             September 30,
                                 -------------------        ------------------
                                   1998      1997             1998     1997
                                 --------   --------        --------  --------
Net income (loss)                 $  805    $(3,838)        $1,307    $(3,817)
                                  -------   --------        ------    --------
   Common stock-weighted
   average number of shares
   outstanding                      7,395      7,344         7,395       7,314
                                  -------   --------        ------    --------

   Common stock equivalents:
        stock options                  18        (a)            34         (a)
        warrants                        0        (a)             0         (a)
        preferred stock                10        (a)            10         (a)
                                  -------                   ------
           Total equivalents           28        (a)            34         (a)
                                  -------   --------        ------
   Total shares common stock
   and equivalents (for
   diluted EPS)                     7,423      7,344         7,429       7,314
                                  -------   --------        ------    --------
   Basic EPS                        $0.11    $(0.52)         $0.18     $(0.52)
                                  -------   --------        ------    --------

   Diluted EPS                      $0.11    $(0.52)         $0.18     $(0.52)
                                  -------   --------        ------    --------

(a) Common stock equivalents excluded to prevent antidilution.